Exhibit 99.5

November 21, 2022

Lucas GC Limited

c/o Room 5A01, 4th Floor,

Air China Building, Xiaoyun Road, Sanyuanqiao,

Chaoyang District, Beijing 100027, China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Lucas GC Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Stanley Ho
Name: Stanley Ho